UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 16, 2008

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 16, 2008, Cabot Oil & Gas Corporation (the “Company”) commenced announcing to employees the implementation of the Cabot Oil & Gas Corporation Supplemental Employee Incentive Plan (the “Plan”). The Plan is intended to provide a compensation tool tied to value creation to serve as an incentive and retention vehicle for non-officer employees by providing for cash payments in the event the Company’s common stock reaches a specified trading price.

Full-time employees of the Company who (1) are not officers at the relevant Trigger Date (as defined below) and (2) have at least one year of service as of the Trigger Date or have been continuously employed since June 30, 2008 are eligible to participate in the Plan. Certain retirees are also eligible to participate in the Plan.

The Plan provides a total bonus pool of up to $45 million, as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The bonus pool becomes available if, for any 20 trading days (which need not be consecutive) that fall within a period of 60 consecutive trading days occurring prior to November 1, 2011 (the “Final Deadline”), the closing price per share of the Company’s common stock equals or exceeds the price goal of $60 per share. In such event, the 20th trading day on which such price condition is attained is the “Final Trigger Date.” The price goal is subject to adjustment by the Committee to reflect any stock splits, stock dividends or extraordinary cash distributions to stockholders. Under the plan, each eligible employee will receive a minimum distribution of 50% of his or her base salary as of the Final Trigger Date, as adjusted for persons hired after June 30, 2008 to reflect quarters of service, reduced by any interim distribution previously paid to such employee upon the achievement of the interim price goal discussed below. The Committee will allocate to eligible employees in its discretion the pool remaining after making the minimum distributions.

The Plan also provides that up to 20%, or $9 million, of the total bonus pool, as determined by the Committee, will be paid as interim distributions to eligible employees upon achieving the interim price goal of $50 per share prior to December 31, 2009 (the “Interim Deadline”). Interim distributions are determined as described above except that interim distributions will be based on 10%, rather than 50%, of salary. The date on which the interim price goal is achieved will be determined on the same basis as the Final Trigger Date and is referred to as the “Interim Trigger Date.”

Upon the consummation of a Change in Control at a per share price (as determined by the Committee in the event of a transaction other than an all-cash transaction) equal to or in excess of a price goal on or before the related deadline, the closing date of such transaction will be deemed to be a Trigger Date. If the Company enters into an agreement that would result in a Change in Control or that the Committee determines is likely to result in a Change in Control, or if the Committee otherwise determines that a Change in Control is likely to occur, the Final Trigger Date and the Final Deadline (and, if relevant, the Interim Trigger Date and the Interim Deadline) will be deferred until the consummation of such transaction or Change in Control. For purposes of the Plan, “Change in Control” is defined as in grants under the Company’s 2004 Incentive Plan.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: January 18, 2008

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